UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2008 (December 20, 2007)
AirNet Systems, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13025	31-1458309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 Star Check Drive, Columbus, Ohio 43217
(Address of principal executive offices) (Zip Code)

(614) 409-4900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.
     As previously disclosed in the Quarterly Report on Form 10-Q of AirNet Systems, Inc. (“AirNet”) for the quarterly period ended September 30, 2007, filed with the Securities and Exchange Commission on November 13, 2007, AirNet continues to receive service cancellations from its Bank Services customers.
     In January 2008, AirNet received written notices from one of its largest bank customers that this customer will be terminating a portion of the air transportation services provided by AirNet due to cost reduction efforts by the bank. During the year ended December 31, 2007, the air transportation services being terminated by this customer accounted for approximately $4.9 million of AirNet’s Bank Services revenues (including approximately $0.8 million of fuel surcharge revenues). The service terminations are scheduled to become effective at various dates in the second quarter of 2008. The bank customer has agreed in principal to pay the one-time weekday core support charges upon the service terminations.
     In December 2007 and January 2008, AirNet received written notices from other bank customers that they would be terminating a portion of the air transportation services provided by AirNet. During the year ended December 31, 2007, the air transportation services being terminated by these customers accounted for approximately $4.4 million of AirNet’s Bank Services revenues (including approximately $0.7 million of fuel surcharge revenues). The service terminations become effective on various dates in the first quarter of 2008.
     AirNet continues to review its route schedules and explore other pricing and cost reduction strategies to reduce the financial impact of revenue losses associated with the service cancellations. AirNet is not certain of the extent of cost reductions, if any, AirNet will realize immediately following these service cancellations due to AirNet’s continuing service commitments to other customers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: February 7, 2008	By:	/s/ Ray L. Druseikis
Ray L. Druseikis
Vice President and Controller; Interim Chief Financial Officer, Treasurer and Secretary

3